Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8200

--Kenneth Cole Productions Reports First Quarter 2012 Results--

New York, New York, May 3, 2012 / PR Newswire - Kenneth Cole Productions, Inc. (NYSE:  KCP) today reported financial results for the first quarter ended March 31, 2012.

The Company reported that net revenues in the first quarter were $116.8 million versus the year-ago level of $117.5 million.  Wholesale revenues were up 3.0% to $76.7 million versus the year-ago period.  Consumer Direct revenues decreased 6.7% to $31.0 million versus the year-ago period due to the operation of four fewer stores and a comparable store sales decline of 2.0%.  Licensing revenues in the first quarter declined 6.3% to $9.1 million versus the prior year’s level due principally  to the transition of the women’s apparel business to an in-house operation from a licensing model.

Gross profit improved by 140 basis points to 36.9% in the first quarter ended March 31, 2012 compared to 35.5% in the year-ago period, primarily due to less clearance activity than last year, which was highly promotional to clear excess inventory from store closings.

As a percentage of net revenues, selling, general and administrative expenses (“SG&A”), excluding other charges (severance, store closings,  deferred compensation plan liability charges and costs in connection with proposed transaction), decreased 140 basis points to 38.0% vs. 39.4% versus the year-ago period.  SG&A dollars, excluding these other charges, decreased $1.9 million to $44.4 million.

The net loss  for the first quarter was $(1.9) million or $(0.10) per  share versus a loss of $(17.2) million or $(0.94) per share in the prior year’s quarter.  The Company noted that last year’s loss of $(17.2) million included $12.5 million of other SG&A charges relating to store closings and severance.

The Company ended the quarter with $48.9 million in cash and no long-term debt.  Inventory increased 5.9% to $45.6 million versus the prior year’s level of $43.1 million.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website.  Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources.  The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

(In thousands, except	Quarter Ended
per share & outstanding share amounts)	(Unaudited)
	03/31/12	03/31/11

Net sales	$107,681	$107,696

Royalty revenue	9,159	9,777

Net revenues	$116,840	$117,473

Gross profit	43,150	41,671

Selling, gen’l & administrative expenses	44,445	46,305
Deferred compensation plan liability charge	1,716	--
Severance, store closing and costs in connection with proposed transaction	796	12,482
Total operating expense	46,957	58,787

Operating loss	(3,807)	(17,116)

Deferred compensation plan investment income	1,716	--
Interest & other income, net	24	47

Loss before income taxes	(2,067)	(17,069)

(Benefit from)/provision for income taxes	(187)	133

Net loss	$(1,880)	$(17,202)

Net loss per share: Basic	$(0.10)	$(0.94)

Net loss per share: Diluted	$(0.10)	$(0.94)

Average shares outstanding: Basic	18,205,000	18,239,000

Average shares outstanding: Diluted	18,205,000	18,239,000

Balance Sheet Data:	03/31/12	03/31/11
Cash & Cash Equivalents	$ 48,943	$ 54,286
Accounts Receivable, Net	56,349	60,914
Inventory	45,625	43,094
Total Assets	254,484	264,031
Working Capital	94,512	82,300
Accounts Payable & Accrued Expenses	51,194	65,538
Long-term Debt	--	--
Total Shareholders’ Equity	145,304	131,329